Exhibit 99.1

POSTAL REALTY TRUST EXERCISES $50 MILLION OF ACCORDION FEATURE ON SENIOR REVOLVING CREDIT FACILITY

CEDARHURST, NEW YORK, February 3, 2020 (BUSINESSWIRE) — Postal Realty Trust, Inc. (NYSE:PSTL) (the “Company”), an internally managed real estate investment trust that owns properties leased to the United States Postal Service (“USPS”), today announced it has exercised a portion of the accordion on its senior revolving credit facility. The accordion increases the available borrowing capacity under the credit facility to $150 million from $100 million. The floating rate facility carries an interest rate of either a base rate plus a range of 70 to 140 basis points or LIBOR plus a range of 170 to 240 basis points, each depending on a consolidated leverage ratio. The Credit Agreement allows for an additional $50 million accordion subject to certain conditions.

Andrew Spodek, Chief Executive Officer of Postal Realty Trust stated, “We are pleased to have the additional capacity of our credit facility not only monetarily but also by adding additional participants. The increased capacity will allow us to continue to execute on our pipeline, which remains full and active. We had a successful 2019 executing on our growth plan and we look forward to a successful 2020 as we work to create value for our shareholders.”

People’s United Bank led the bank group which also included BMO Capital Markets Corp. as syndication agent, and Bryn Mawr Trust, Stifel Nicolaus & Company and TriState Capital as participants.

About Postal Realty Trust, Inc.

Postal Realty Trust, Inc. is an internally managed real estate investment trust that owns properties leased to the USPS. The Company believes it is one of the largest owners and managers of properties leased to the USPS.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements.” Forward-looking statements include statements regarding identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements, including, among others, statements regarding the Company’s ability to obtain financing, the Company’s expected capitalization rates and the Company’s ability to close on pending transactions on the terms or timing it expects, if at all, are based on the Company’s current expectations and assumptions regarding capital market conditions, the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the USPS’s terminations or non-renewals of leases, changes in demand for postal services delivered by the USPS, the solvency and financial health of the USPS, competitive, financial market and regulatory conditions, general real estate market conditions, the Company’s competitive environment and other factors set forth under “Risk Factors” in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statement made in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contact:

Investor Relations and Media Relations

Email: Investorrelations@postalrealtytrust.com

Phone: 516-232-8900